                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13D

                      Under the Securities Exchange Act of 1934
                                (Amendment No. _____)

                                   NORDSTROM, INC.


--------------------------------------------------------------------------------
                                   (Name of Issuer)

                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)

                                      655664100
--------------------------------------------------------------------------------

                                    (CUSIP Number)

                                   KAREN E. PURPUR
                                   NORDSTROM, INC.
                                  1501 FIFTH AVENUE
                           SEATTLE, WASHINGTON  98101-1603
                                    (206) 628-2111
--------------------------------------------------------------------------------
                    (Name, Address and Telephone Number of Person
                  Authorized to Receive Notices and Communications)

                                  FEBRUARY 18, 1997

--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)


    If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

    NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            (continued on following pages)

--------------------------                          ----------------------------
CUSIP NO. 655664100                  13D            Page 2 of 37 Pages
--------------------------                          ----------------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
         Elmer and Katharine Nordstrom Family Interests, L.P., a Texas limited partnership

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Applied for

--------------------------------------------------------------------------------
 2  CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /x/     (b) / /
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS                       00 (partnership capital contribution)
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /

--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Texas Limited Partnership
--------------------------------------------------------------------------------
   NUMBER          7    SOLE VOTING POWER
     OF
   SHARES                    -0- shares
 BENEFICIALLY -----------------------------------------------------------------
OWNED BY EACH      8    SHARED VOTING POWER
  REPORTING
   PERSON                    6,238,276 shares
    WITH      -----------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER
                             -0- shares
              -----------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                             6,238,276 shares
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON                                                            6,238,276
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
    CERTAIN SHARES                                                          / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                       7.9%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                                                 PN
--------------------------------------------------------------------------------

--------------------------                          ----------------------------
CUSIP NO. 655664100                  13D            Page 3 of 37 Pages
--------------------------                          ----------------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
         Katharine J. Nordstrom

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         ###-##-####

--------------------------------------------------------------------------------
 2  CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /x/     (b) / /
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS                       00 (partnership capital contribution)
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen
--------------------------------------------------------------------------------
   NUMBER          7    SOLE VOTING POWER
     OF
   SHARES                    -0- shares
 BENEFICIALLY -----------------------------------------------------------------
OWNED BY EACH      8    SHARED VOTING POWER
 REPORTING
   PERSON                    6,238,276 shares
    WITH
                             Katharine J. Nordstrom is a general partner of the
                             Elmer and Katharine Nordstrom Family Interests,
                             L.P.
              -----------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER
                             -0- shares
              -----------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                             6,238,276 shares

                             Katharine J. Nordstrom is a general partner of the Elmer and Katharine Nordstrom Family Interests, L.P.
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON                                                            6,238,276
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
    CERTAIN SHARES                                                          / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                       7.9%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                                                 IN
--------------------------------------------------------------------------------

--------------------------                          ----------------------------
CUSIP NO. 655664100                  13D            Page 4 of 37 Pages
--------------------------                          ----------------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
         Elmer Nordstrom Trust

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         91-6394569

--------------------------------------------------------------------------------
 2  CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /x/     (b) / /
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS                       00 (partnership capital contribution)

--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Washington
--------------------------------------------------------------------------------
  NUMBER           7    SOLE VOTING POWER
    OF
  SHARES                     -0- shares
BENEFICIALLY  -----------------------------------------------------------------
OWNED BY EACH      8    SHARED VOTING POWER
 REPORTING
  PERSON                     6,238,276 shares
   WITH
                             Elmer Nordstrom Trust is a general partner of the
                             Elmer and Katharine Nordstrom Family Interests,
                             L.P.
              -----------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER
                             -0- shares
              -----------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                             6,238,276 shares

                             Elmer Nordstrom Trust is a general partner of the Elmer and Katharine Nordstrom Family Interests, L.P.
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                  6,238,276
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
    CERTAIN SHARES                                                          / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                       7.9%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                                         00 (trust)
--------------------------------------------------------------------------------

--------------------------                          ----------------------------
CUSIP NO. 655664100                  13D            Page 5 of 37 Pages
--------------------------                          ----------------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
         John N. Nordstrom, Trustee

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    ###-##-####


 2  CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /x/     (b) / /
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS                       00 (partnership capital contribution)
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen
--------------------------------------------------------------------------------
   NUMBER          7    SOLE VOTING POWER
     OF
   SHARES                    -0- shares
BENEFICIALLY  -----------------------------------------------------------------
OWNED BY EACH      8    SHARED VOTING POWER
 REPORTING
   PERSON                    6,238,276 shares
    WITH
                             John N. Nordstrom is the sole trustee of the Elmer
                             Nordstrom Trust
              -----------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER
                             -0- shares
              -----------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                             6,238,276 shares

                             John N. Nordstrom is the sole trustee of the Elmer Nordstrom Trust
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                  6,238,276
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
    CERTAIN SHARES                                                          / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                       7.9%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                            00 (individual trustee)
--------------------------------------------------------------------------------

--------------------------                          ----------------------------
CUSIP NO. 655664100                  13D            Page 6 of 37 Pages
--------------------------                          ----------------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
         James F. Nordstrom Interests, L.P., a Texas limited partnership

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Applied for
--------------------------------------------------------------------------------
 2  CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /x/     (b) / /
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS                       00 (partnership capital contribution)
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Texas Limited Partnership
--------------------------------------------------------------------------------
NUMBER             7    SOLE VOTING POWER
 OF
SHARES                       -0- shares
BENEFICIALLY  -----------------------------------------------------------------
OWNED BY EACH      8    SHARED VOTING POWER
REPORTING
PERSON                       6,238,276 shares
WITH
                             James F. Nordstrom Interests, L.P., is a general
                             partner of the Elmer and Katharine Nordstrom
                             Family Interests, L.P.
              -----------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER
                             -0- shares
              -----------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                             6,238,276 shares

                             James F. Nordstrom Interests, L.P., is a general partner of the Elmer and Katharine Nordstrom
                             Family Interests, L.P.
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                  6,238,276
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
    CERTAIN SHARES                                                          / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                       7.9%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                                                 PN
--------------------------------------------------------------------------------

--------------------------                          ----------------------------
CUSIP NO. 655664100                  13D            Page 7 of 37 Pages
--------------------------                          ----------------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
         Estate of James F. Nordstrom, Sally A. Nordstrom, Personal
         Representative

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         91-6400771

--------------------------------------------------------------------------------
 2  CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /x/     (b) / /
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS                       00 (partnership capital contribution)
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Washington
--------------------------------------------------------------------------------
   NUMBER          7    SOLE VOTING POWER
     OF
   SHARES                    -0- shares
 BENEFICIALLY -----------------------------------------------------------------
OWNED BY EACH      8    SHARED VOTING POWER
  REPORTING
   PERSON                    6,238,276 shares
    WITH
                             Estate of James F. Nordstrom, Sally A. Nordstrom,
                             Personal Representative is a general partner of
                             the James F. Nordstrom Interests, L.P.
              -----------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER
                             -0- shares
              -----------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                             6,238,276 shares

                             Estate of James F. Nordstrom, Sally A. Nordstrom, Personal Representative is a general partner of the James F. Nordstrom Interests, L.P.
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                  6,238,276
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
    CERTAIN SHARES                                                          / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                       7.9%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                                        00 (estate)
--------------------------------------------------------------------------------

--------------------------                          ----------------------------
CUSIP NO. 655664100                  13D            Page 8 of 37 Pages
--------------------------                          ----------------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
         Sally A. Nordstrom

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         ###-##-####

--------------------------------------------------------------------------------
 2  CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /x/     (b) / /
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS                       00 (partnership capital contribution)
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen
--------------------------------------------------------------------------------
  NUMBER           7    SOLE VOTING POWER
    OF
  SHARES                     -0- shares
BENEFICIALLY  -----------------------------------------------------------------
OWNED BY EACH      8    SHARED VOTING POWER
 REPORTING
  PERSON                     6,238,276 shares
   WITH
                             Sally A. Nordstrom is a general partner of the
                             James F. Nordstrom Interests, L.P.
              -----------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER

                             -0- shares
              -----------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                             6,238,276 shares

                             Sally A. Nordstrom is a general partner of the James F. Nordstrom Interests, L.P.
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                   6,238,276
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
    CERTAIN SHARES                                                          / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                       7.9%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                                                 IN
--------------------------------------------------------------------------------

--------------------------                          ----------------------------
CUSIP NO. 655664100                 13D             Page 9 of 37 Pages
--------------------------                          ----------------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
         J. Daniel Nordstrom

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         ###-##-####

--------------------------------------------------------------------------------
 2  CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /x/     (b) / /
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS                       00 (partnership capital contribution)
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen
--------------------------------------------------------------------------------
  NUMBER           7    SOLE VOTING POWER
    OF
  SHARES                     -0- shares
BENEFICIALLY  -----------------------------------------------------------------
OWNED BY EACH      8    SHARED VOTING POWER
 REPORTING
  PERSON                     6,238,276 shares
   WITH
                             J. Daniel Nordstrom is a general partner of the
                             James F. Nordstrom Interests, L.P.
              -----------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER
                             -0- shares
              -----------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                             6,238,276 shares

                             J. Daniel Nordstrom is a general partner of the James F. Nordstrom Interests, L.P.
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                   6,238,276
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
    CERTAIN SHARES                                                          / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                       7.9%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                                                 IN
--------------------------------------------------------------------------------

--------------------------                          ----------------------------
CUSIP NO. 655664100                  13D            Page 10 of 37 Pages
--------------------------                          ----------------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
         William E. Nordstrom

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         ###-##-####

--------------------------------------------------------------------------------
 2  CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /x/     (b) / /
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS                       00 (partnership capital contribution)
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                     / /
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen
--------------------------------------------------------------------------------
  NUMBER           7    SOLE VOTING POWER
    OF
  SHARES                     -0- shares
BENEFICIALLY  -----------------------------------------------------------------
OWNED BY EACH      8    SHARED VOTING POWER
 REPORTING
  PERSON                     6,238,276 shares
   WITH
                             William E. Nordstrom is a general partner of the
                             James F. Nordstrom Interests, L.P.
              -----------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER

                             -0- shares
              -----------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                             6,238,276 shares

                             William E. Nordstrom is a general partner of the James F. Nordstrom Interests, L.P.
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                   6,238,276
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
    CERTAIN SHARES                                                          / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                       7.9%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                                                 IN
--------------------------------------------------------------------------------

--------------------------                          ----------------------------
CUSIP NO. 655664100                  13D            Page 11 of 37 Pages
--------------------------                          ----------------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
         John N. Nordstrom Interests, L.P., a Texas limited partnership

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         91-1770763

--------------------------------------------------------------------------------
 2  CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /x/     (b) / /
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS                       00 (partnership capital contribution)
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Texas Limited Partnership
--------------------------------------------------------------------------------
  NUMBER           7    SOLE VOTING POWER
    OF
  SHARES                     -0- shares
BENEFICIALLY  -----------------------------------------------------------------
OWNED BY EACH      8    SHARED VOTING POWER
 REPORTING
  PERSON                     6,238,276 shares
   WITH
                             John N. Nordstrom Interests, L.P., is a general
                             partner of the Elmer and Katharine Nordstrom
                             Interests, L.P.
              -----------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER

                             -0- shares
              -----------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                             6,238,276 shares

                             John N. Nordstrom Interests, L.P., is a general partner of the Elmer and Katharine Nordstrom Interests, L.P.
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                  6,238,276
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
    CERTAIN SHARES                                                          / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                       7.9%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                                                 PN
--------------------------------------------------------------------------------

--------------------------                          ----------------------------
CUSIP NO. 655664100                 13D             Page 12 of 37 Pages
--------------------------                          ----------------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
         John N. Nordstrom

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         ###-##-####

--------------------------------------------------------------------------------
 2  CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /x/     (b) / /
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS                       00 (partnership capital contribution)
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen
--------------------------------------------------------------------------------
  NUMBER           7    SOLE VOTING POWER
    OF
  SHARES                     -0- shares
BENEFICIALLY  -----------------------------------------------------------------
OWNED BY EACH      8    SHARED VOTING POWER
 REPORTING
  PERSON                     6,238,276 shares
   WITH
                             John N. Nordstrom is a general partner of the John
                             N. Nordstrom Interests, L.P.
              -----------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER

                             -0- shares
              -----------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                             6,238,276 shares

                             John N. Nordstrom is a general partner of the John
                             N. Nordstrom Interests, L.P.
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                  6,238,276
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
    CERTAIN SHARES                                                          / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                       7.9%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                                                 IN
--------------------------------------------------------------------------------

--------------------------                          ----------------------------
CUSIP NO. 655664100                 13D             Page 13 of 37 Pages
--------------------------                          ----------------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
         Sally B. Nordstrom

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         ###-##-####

--------------------------------------------------------------------------------
 2  CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /x/     (b) / /
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS                       00 (partnership capital contribution)
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen
--------------------------------------------------------------------------------
   NUMBER          7    SOLE VOTING POWER
     OF
   SHARES                    -0- shares
BENEFICIALLY  -----------------------------------------------------------------
OWNED BY EACH      8    SHARED VOTING POWER
  REPORTING
   PERSON                    6,238,276 shares
    WITH
                             Sally B. Nordstrom is a general partner of the
                             John N. Nordstrom Interests, L.P.
              -----------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER

                             -0- shares
              -----------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                             6,238,276 shares

                             Sally B. Nordstrom is a general partner of the
                             John N. Nordstrom Interests, L.P.
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                   6,238,276
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
    CERTAIN SHARES                                                          / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                       7.9%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                                                 IN
--------------------------------------------------------------------------------

--------------------------                          ----------------------------
CUSIP NO. 655664100                  13D            Page 14 of 37 Pages
--------------------------                          ----------------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
         James A. Nordstrom

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         ###-##-####

--------------------------------------------------------------------------------
 2  CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /x/     (b) / /
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS                       00 (partnership capital contribution)
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                                          / /
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen
--------------------------------------------------------------------------------
  NUMBER           7    SOLE VOTING POWER
    OF
  SHARES                     -0- shares
BENEFICIALLY  -----------------------------------------------------------------
OWNED BY EACH      8    SHARED VOTING POWER
 REPORTING
  PERSON                     6,238,276 shares
   WITH
                             James A. Nordstrom is a general partner of the
                             John N. Nordstrom Interests, L.P.
              -----------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER

                             -0- shares
              -----------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                             6,238,276 shares

                             James A. Nordstrom is a general partner of the
                             John N. Nordstrom Interests, L.P.
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                   6,238,276
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
    CERTAIN SHARES                                                          / /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                       7.9%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                                                 IN
--------------------------------------------------------------------------------

ITEM 1.  SECURITY AND ISSUER

         The title of the class of equity securities to which this statement relates is shares of the Common Stock, no par value (the "Shares") of Nordstrom, Inc., a Washington corporation (the "Issuer"). The address of the principal executive offices of the Issuer is:

         1501 Fifth Avenue
         Seattle, WA 98101-1603

ITEM 2.  IDENTITY AND BACKGROUND

         This statement is being filed by The Elmer and Katharine Nordstrom Family Interests, L.P., a Texas limited partnership whose principal business address is 1501 Fifth Avenue, Seattle, Washington 98101-1603. The names, business addresses, occupations and citizenships of all the general partners of the Elmer and Katharine Nordstrom Family Interests, L.P., the trustee of the trust general partner and all of the individual general partners of the limited partnership general partners are set forth on Exhibit B hereto. Each of those persons disclaim beneficial ownership of the shares reported that exceed their pro rata interest in their respective partnership.

         To the best of Elmer and Katharine Nordstrom Family Interests, L.P.'s knowledge, none of the persons listed on Exhibit B hereto has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Partnership capital contribution

ITEM 4.  PURPOSE OF TRANSACTION

         Formation of family limited partnership/estate planning

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

    A.   ELMER AND KATHARINE NORDSTROM FAMILY INTERESTS, L.P.

         a.   Aggregate number of shares owned:  6,238,276
              Percent of class:  7.9%

         b.   1.   Sole power to vote or to direct vote:  -0-

              2.   Shared power to vote or to direct vote:  6,238,276

              3.   Sole power to dispose of or to direct the disposition:  -0-

              4.   Shared power to dispose of or to direct the disposition:
                   6,238,276

         c. The Elmer and Katharine Nordstrom Family Interests, L.P., received a partnership capital contribution on February 18, 1997 of 1,572,228 shares of Nordstrom, Inc. common stock from Katharine J. Nordstrom, 1,546,048 shares from the Elmer Nordstrom Trust, 1,560,000 shares from the James F. Nordstrom Interests, L.P. and 1,560,000 shares from the John N. Nordstrom Interests, L.P.

    B.   KATHARINE J. NORDSTROM

         a.   Aggregate number of shares owned:  6,238,276
              Percent of class:  7.9%

         b.   1.   Sole power to vote or to direct vote:  -0-

              2.   Shared power to vote or to direct vote:  6,238,276

              3.   Sole power to dispose of or to direct the disposition:  -0-

              4.   Shared power to dispose of or to direct the disposition:
                   6,238,276

         c. Katharine J. Nordstrom made a partnership capital contribution on February 18, 1997 of 1,572,228 shares of Nordstrom, Inc. common stock to the Elmer and Katharine Nordstrom Family Interests, L.P.

    C.   ELMER NORDSTROM TRUST

         a.   Aggregate number of shares owned:  6,238,276
              Percent of class:  7.9%

         b.   1.   Sole power to vote or to direct vote:  -0-

              2.   Shared power to vote or to direct vote:  6,238,276

              3.   Sole power to dispose of or to direct the disposition:  -0-

              4.   Shared power to dispose of or to direct the disposition:
                   6,238,276

         c. The Elmer Nordstrom Trust (John N. Nordstrom, trustee) made a partnership capital contribution on February 18, 1997 of 1,546,048 shares of Nordstrom, Inc. common stock to the Elmer and Katharine Nordstrom Family Interests, L.P.

    D.   JOHN N. NORDSTROM, Trustee

         a.   Aggregate number of shares owned:  6,238,276
              Percent of class:  7.9%

         b.   1.   Sole power to vote or to direct vote:  -0-

              2.   Shared power to vote or to direct vote:  6,238,276

              3.   Sole power to dispose of or to direct the disposition:  -0-

              4.   Shared power to dispose of or to direct the disposition:
                   6,238,276

         c. As trustee, John N. Nordstrom made a partnership capital contribution on February 18, 1997 of 1,546,048 shares of Nordstrom, Inc. common stock to the Elmer and Katharine Family Interests, L.P.

    E.   JAMES F. NORDSTROM INTERESTS, L.P.

         a.   Aggregate number of shares owned:  6,238,276
              Percent of class:  7.9%

         b.   1.   Sole power to vote or to direct vote:  -0-

              2.   Shared power to vote or to direct vote:  6,238,276

              3.   Sole power to dispose of or to direct the disposition:  -0-

              4.   Shared power to dispose of or to direct the disposition:
                   6,238,276

         c. The James F. Nordstrom Interests, L.P. received partnership capital contributions on February 18, 1997 of 25,000 shares of Nordstrom, Inc. common stock from Sally A. Nordstrom; 50,000 shares each from J. Daniel Nordstrom, William E. Nordstrom, Charles J. Nordstrom and James F. Nordstrom, Jr.; and 2,000,000 shares from the Estate of James F. Nordstrom; and made a partnership capital contribution on February 18, 1997 of 1,560,000 shares to the Elmer and Katharine Nordstrom Family Interests, L.P.

    F.   ESTATE OF JAMES F. NORDSTROM, SALLY A. NORDSTROM, PERSONAL
         REPRESENTATIVE

         a.   Aggregate number of shares owned:  6,238,276
              Percent of class:  7.9%

         b.   1.   Sole power to vote or to direct vote:  -0-

              2.   Shared power to vote or to direct vote:  6,238,276

              3.   Sole power to dispose of or to direct the disposition:  -0-

              4.   Shared power to dispose of or to direct the disposition:
                   6,238,276

         c. The Estate of James F. Nordstrom, Sally A. Nordstrom, Personal Representative, made a partnership capital contribution on February 18, 1997 of 2,000,000 shares of Nordstrom, Inc. common stock to the James F. Nordstrom Interests, L.P.

    G.   SALLY A. NORDSTROM

         a.   Aggregate number of shares owned:  6,238,276
              Percent of class:  7.9%

         b.   1.   Sole power to vote or to direct vote:  -0-

              2.   Shared power to vote or to direct vote:  6,238,276

              3.   Sole power to dispose of or to direct the disposition:  -0-

              4.   Shared power to dispose of or to direct the disposition:
                   6,238,276

         c. Sally A. Nordstrom made a partnership capital contribution February 18, 1997 of 25,000 shares of Nordstrom, Inc. common stock to the James F. Nordstrom Interests, L.P.

    H.   J. DANIEL NORDSTROM

         a.   Aggregate number of shares owned:  6,238,276
              Percent of class:  7.9%

         b.   1.   Sole power to vote or to direct vote:  -0-

              2.   Shared power to vote or to direct vote:  6,238,276

              3.   Sole power to dispose of or to direct the disposition:  -0-

              4.   Shared power to dispose of or to direct the disposition:
                   6,238,276

         c. J. Daniel Nordstrom gifted 507 shares of Nordstrom, Inc. common stock on December 20, 1996 to each of the custodianship accounts of Brandon Cole Nordstrom and John Andrew Nordstrom and made a partnership capital contribution on February 18, 1997 of 50,000 shares to the James F. Nordstrom Interests, L.P.

    I.   WILLIAM E. NORDSTROM

         a.   Aggregate number of shares owned:  6,238,276
              Percent of class:  7.9%

         b.   1.   Sole power to vote or to direct vote:  -0-

              2.   Shared power to vote or to direct vote:  6,238,276

              3.   Sole power to dispose of or to direct the disposition:  -0-

              4.   Shared power to dispose of or to direct the disposition:
                   6,238,276

         c. William E. Nordstrom made a partnership capital contribution on February 18, 1997 of 50,000 shares of Nordstrom, Inc. common stock to the James F. Nordstrom Interests, L.P.

    J.   JOHN N. NORDSTROM INTERESTS, L.P.

         a.   Aggregate number of shares owned:  6,238,276
              Percent of class:  7.9%

         b.   1.   Sole power to vote or to direct vote:  -0-

              2.   Shared power to vote or to direct vote:  6,238,276

              3.   Sole power to dispose of or to direct the disposition:  -0-

              4.   Shared power to dispose of or to direct the disposition:
                   6,238,276

         c. The John N. Nordstrom Interests, L.P., received partnership capital contributions on February 18, 1997 of 2,500,000 shares of Nordstrom, Inc. common stock from John N. Nordstrom, 300,000 shares from Sally B. Nordstrom, 50,000 shares each from Kristin Nordstrom Brandstrom, James A. Nordstrom and John E. Nordstrom,
              II. The John N. Nordstrom Interests, L.P. made a partnership capital contribution on February 18, 1997 of 1,560,000 shares of Nordstrom, Inc. common stock to the Elmer and Katharine Nordstrom Family Interests, L.P.

    K.   JOHN N. NORDSTROM

         a.   Aggregate number of shares owned:  6,238,276
              Percent of class:  7.9%

         b.   1.   Sole power to vote or to direct vote:  -0-

              2.   Shared power to vote or to direct vote:  6,238,276

              3.   Sole power to dispose of or to direct the disposition:  -0-

              4.   Shared power to dispose of or to direct the disposition:
                   6,238,276

         c. John N. Nordstrom gifted the following number of shares of Nordstrom, Inc. common stock to the following individuals on December 31, 1996:

              139 shares to Kristin Nordstrom Brandstrom
              139 shares to James A. Nordstrom
              139 shares to John E. Nordstrom
              139 shares to Jennifer Nordstrom
              139 shares to Ray Brandstrom
              139 shares to Glyn Nordstrom

              557 shares to the RBN trust
              557 shares to the KRB trust
              557 shares to the BTN trust

              John N. Nordstrom made a partnership capital contribution on February 18, 1997 of 2,500,000 shares of Nordstrom, Inc. common stock to the John N. Nordstrom Interests, L.P.

    L.   SALLY B. NORDSTROM

         a.   Aggregate number of shares owned:  6,238,276
              Percent of class:  7.9%

         b.   1.   Sole power to vote or to direct vote:  -0-

              2.   Shared power to vote or to direct vote:  6,238,276

              3.   Sole power to dispose of or to direct the disposition:  -0-

              4.   Shared power to dispose of or to direct the disposition:
                   6,238,276

         c. Sally B. Nordstrom made a partnership capital contribution on February 18, 1997 of 300,000 shares of Nordstrom, Inc. common stock to the John N. Nordstrom Interests, L.P.

    M.   JAMES A. NORDSTROM

         a.   Aggregate number of shares owned:  6,238,276
              Percent of class:  7.9%

         b.   1.   Sole power to vote or to direct vote:  -0-

              2.   Shared power to vote or to direct vote:  6,238,276

              3.   Sole power to dispose of or to direct the disposition:  -0-

              4.   Shared power to dispose of or to direct the disposition:
                   6,238,276

         c. James A. Nordstrom was gifted 139 shares of Nordstrom, Inc. common stock on December 31, 1996 from John N. Nordstrom. He also acquired indirect beneficial ownership on that date of 139 shares gifted to his spouse from John N. Nordstrom and 139 shares to the BTN trust, for which he is trustee, from John N. Nordstrom. James A. Nordstrom made a partnership capital contribution on February 18, 1997 of 50,000 shares of Nordstrom, Inc. common stock to the John N. Nordstrom Interests, L.P.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Not applicable

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS

         Exhibit A:  Agreement of Joint Filing
         Exhibit B:  List of General Partners
         Exhibit C:  Power of Attorney

                                      SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 27, 1997.

                        ELMER AND KATHARINE NORDSTROM FAMILY
                        INTERESTS, L.P.

                             By   KATHARINE J. NORDSTROM, General Partner



                                  By/s/ Karen E. Purpur
                                    -------------------------------------------
                                    Karen E. Purpur, Attorney-in-Fact


                             By   ELMER NORDSTROM TRUST, General Partner

                                  By   JOHN N. NORDSTROM, Trustee



                                       By/s/ Karen E. Purpur
                                         --------------------------------------
                                         Karen E. Purpur, Trustee


                             By JAMES F. NORDSTROM INTERESTS, L.P., General Partner

                                  By   ESTATE OF JAMES F.
                                         NORDSTROM, SALLY A.
                                         NORDSTROM AS PERSONAL
                                         REPRESENTATIVE, General Partner
                                       SALLY A. NORDSTROM, General Partner
                                       J. DANIEL NORDSTROM General Partner
                                       WILLIAM E. NORDSTROM, General Partner



                                       By/s/ Karen E. Purpur
                                         --------------------------------------
                                         Karen E. Purpur, Attorney-in-Fact

                             By   JOHN N. NORDSTROM INTERESTS, L.P., General
                                  Partner

                                  By   JOHN N. NORDSTROM, General Partner
                                       SALLY B. NORDSTROM, General Partner
                                       JAMES A. NORDSTROM, General Partner



                                       By/s/ Karen E. Purpur
                                         --------------------------------------
                                         Karen E. Purpur, Attorney-in-Fact

                                      EXHIBIT A
                              AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act the statement dated February 27, 1997, containing the information required by Schedule 13D, for the 6,238,276 Shares of the Common Stock of Nordstrom, Inc. held by the Elmer and Katharine Nordstrom Family Interests, L.P.

Dated:  February 27, 1997.


                        ELMER AND KATHARINE NORDSTROM FAMILY
                        INTERESTS, L.P.

                             By   KATHARINE J. NORDSTROM, General Partner



                                  By/s/ Karen E. Purpur
                                    -------------------------------------------
                                    Karen E. Purpur, Attorney-in-Fact


                             By   ELMER NORDSTROM TRUST, General Partner

                                  By   JOHN N. NORDSTROM, Trustee



                                       By/s/ Karen E. Purpur
                                         --------------------------------------
                                         Karen E. Purpur, Attorney-in-Fact


                             By JAMES F. NORDSTROM INTERESTS, L.P., General Partner

                                  By   ESTATE OF JAMES F.
                                         NORDSTROM, SALLY A.
                                         NORDSTROM AS PERSONAL
                                         REPRESENTATIVE, General Partner
                                       SALLY A. NORDSTROM, General Partner
                                       J. DANIEL NORDSTROM General Partner
                                       WILLIAM E. NORDSTROM, General Partner



                                       By/s/ Karen E. Purpur
                                         --------------------------------------
                                         Karen E. Purpur, Attorney-in-Fact

                             By   JOHN N. NORDSTROM INTERESTS, L.P., General
                                  Partner

                                  By   JOHN N. NORDSTROM, General Partner
                                       SALLY B. NORDSTROM, General Partner
                                       JAMES A. NORDSTROM, General Partner



                                       By/s/ Karen E. Purpur
                                         --------------------------------------
                                         Karen E. Purpur, Attorney-in-Fact

                                      EXHIBIT B

    GENERAL PARTNERS OF THE ELMER AND KATHARINE NORDSTROM FAMILY INTERESTS, L.P.


         Set forth below, with respect to each general partner of the Elmer and Katharine Nordstrom Family Interests, L.P., is the following: (a) name; (b) business address; (c) principal occupation; (d) criminal conviction; (e) civil proceeding regarding violation of securities laws; and (f) citizenship.

    1.   (a)  Katharine J. Nordstrom
         (b)  c/o 1501 Fifth Avenue
              Seattle, Washington 98101-1603
         (c)  Homemaker
         (d)  See Item 2 above.
         (e)  See Item 2 above.
         (f)  United States Citizen

    2.   (a)  Elmer Nordstrom Trust
         (b)  1501 Fifth Avenue
              Seattle, Washington 98101-1603
         (c) General Partner of the Elmer and Katharine Nordstrom Family Interests, L.P., a Texas limited partnership
         (d)  See Item 2 above.
         (e)  See Item 2 above.
         (f)  Washington trust

    3.   (a)  John N. Nordstrom
         (b)  1501 Fifth Avenue
              Seattle, Washington 98101-1603
         (c)  Sole Trustee of the Elmer Nordstrom Trust
         (d)  See Item 2 above.
         (e)  See Item 2 above.
         (f)  United States Citizen

    4. (a) James F. Nordstrom Family Interests, L.P., a Texas limited partnership
         (b)  1501 Fifth Avenue
              Seattle, Washington 98101-1603
         (c) General Partner of the Elmer and Katharine Nordstrom Family Interests, L.P., a Texas limited partnership
         (d)  See Item 2 above.
         (e)  See Item 2 above.
         (f)  Texas limited partnership

    5. (a) Estate of James F. Nordstrom, Sally A. Nordstrom, Personal Representative
         (b)  c/o 1501 Fifth Avenue
              Seattle, Washington 98101-1603
         (c) General Partner of the James F. Nordstrom Interests, L.P., a Texas limited partnership
         (d)  See Item 2 above.
         (e)  See Item 2 above.
         (f)  Not Applicable

    6.   (a)  Sally A. Nordstrom
         (b)  c/o 1501 Fifth Avenue
              Seattle, Washington 98101-1603
         (c)  Homemaker
         (d)  See Item 2 above.
         (e)  See Item 2 above.
         (f)  United States Citizen

    7.   (a)  J. Daniel Nordstrom
         (b)  1501 Fifth Avenue
              Seattle, Washington 98101-1603
         (c) Co-President, Nordstrom, Inc., 1501 Fifth Avenue, Seattle, WA 98101-1603
         (d)  See Item 2 above.
         (e)  See Item 2 above.
         (f)  United States Citizen

    8.   (a)  William E. Nordstrom
         (b)  1501 Fifth Avenue
              Seattle, Washington 98101-1603
         (c) Co-President, Nordstrom, Inc., 1501 Fifth Avenue, Seattle, WA 98101-1603
         (d)  See Item 2 above.
         (e)  See Item 2 above.
         (f)  United States Citizen

    9.   (a)  John N. Nordstrom Interests, L.P., a Texas limited partnership
         (b)  c/o 1501 Fifth Avenue
              Seattle, Washington 98101-1603
         (c) General Partner of the Elmer and Katharine Nordstrom Family Interests, L.P., a Texas limited partnership
         (d)  See Item 2 above.
         (e)  See Item 2 above.
         (f)  Texas limited partnership

    10.  (a)  John N. Nordstrom
         (b)  1501 Fifth Avenue
              Seattle, Washington 98101-1603
         (c) Retired (remains a director of Nordstrom, Inc., 1501 Fifth Avenue, Seattle, WA 98101-1603)
         (d)  See Item 2 above.
         (e)  See Item 2 above.
         (f)  United States Citizen

    11.  (a)  Sally B. Nordstrom
         (b)  c/o 1501 Fifth Avenue
              Seattle, Washington 98101-1603
         (c)  Homemaker
         (d)  See Item 2 above.
         (e)  See Item 2 above.
         (f)  United States Citizen

    12.  (a)  James A. Nordstrom
         (b)  1501 Fifth Avenue
              Seattle, Washington 98101-1603
         (c) Co-President, Nordstrom, Inc., 1501 Fifth Avenue, Seattle, WA 98101-1603
         (d)  See Item 2 above.
         (e)  See Item 2 above.
         (f)  United States Citizen

                                      EXHIBIT C

                                  POWER OF ATTORNEY

         The undersigned person hereby constitutes and appoints Karen E. Purpur attorney-in-fact with the power of substitution for the undersigned in any and all capacities, to sign and file any and all forms, schedules, statements and other documents required to be filed by the undersigned with the Securities and Exchange Commission with respect to any shares of stock or other securities held by Elmer and Katharine Family Interests, L.P.; hereby ratifying and confirming all that said attorney-in-fact, or her substitute or substitutes, may do or cause to be done by virtue hereof. This power of attorney is effective on the date signed below and for a period of five (5) years thereafter.

DATED:   February 27, 1997.





                                            -----------------------------------
                                            Katharine J. Nordstrom

                                  POWER OF ATTORNEY

         The undersigned person hereby constitutes and appoints Karen E. Purpur attorney-in-fact with the power of substitution for the undersigned in any and all capacities, to sign and file any and all forms, schedules, statements and other documents required to be filed by the undersigned with the Securities and Exchange Commission with respect to any shares of stock or other securities held by Elmer and Katharine Family Interests, L.P.; hereby ratifying and confirming all that said attorney-in-fact, or her substitute or substitutes, may do or cause to be done by virtue hereof. This power of attorney is effective on the date signed below and for a period of five (5) years thereafter.

DATED:   February 27, 1997.






                                            -----------------------------------
                                            John N. Nordstrom, Trustee of the
                                            Elmer Nordstrom Trust

                                  POWER OF ATTORNEY

         The undersigned person hereby constitutes and appoints Karen E. Purpur attorney-in-fact with the power of substitution for the undersigned in any and all capacities, to sign and file any and all forms, schedules, statements and other documents required to be filed by the undersigned with the Securities and Exchange Commission with respect to any shares of stock or other securities held by Elmer and Katharine Nordstrom Family Interests, L.P.; hereby ratifying and confirming all that said attorney-in-fact, or her substitute or substitutes, may do or cause to be done by virtue hereof. This power of attorney is effective on the date signed below and for a period of five (5) years thereafter.

DATED:   February 27, 1997.







                                            -----------------------------------
                                            Sally A. Nordstrom, Personal
                                            Representative of the Estate of
                                            James F. Nordstrom

                                  POWER OF ATTORNEY

         The undersigned person hereby constitutes and appoints Karen E. Purpur attorney-in-fact with the power of substitution for the undersigned in any and all capacities, to sign and file any and all forms, schedules, statements and other documents required to be filed by the undersigned with the Securities and Exchange Commission with respect to any shares of stock or other securities held by Elmer and Katharine Nordstrom Family Interests, L.P.; hereby ratifying and confirming all that said attorney-in-fact, or her substitute or substitutes, may do or cause to be done by virtue hereof. This power of attorney is effective on the date signed below and for a period of five (5) years thereafter.

DATED:   February 27, 1997.






                                            -----------------------------------
                                            Sally A. Nordstrom

                                  POWER OF ATTORNEY

         The undersigned person hereby constitutes and appoints Karen E. Purpur attorney-in-fact with the power of substitution for the undersigned in any and all capacities, to sign and file any and all forms, schedules, statements and other documents required to be filed by the undersigned with the Securities and Exchange Commission with respect to any shares of stock or other securities held by Elmer and Katharine Family Interests, L.P.; hereby ratifying and confirming all that said attorney-in-fact, or her substitute or substitutes, may do or cause to be done by virtue hereof. This power of attorney is effective on the date signed below and for a period of five (5) years thereafter.

DATED:   February 27, 1997.






                                            -----------------------------------
                                            J. Daniel Nordstrom

                                  POWER OF ATTORNEY

         The undersigned person hereby constitutes and appoints Karen E. Purpur attorney-in-fact with the power of substitution for the undersigned in any and all capacities, to sign and file any and all forms, schedules, statements and other documents required to be filed by the undersigned with the Securities and Exchange Commission with respect to any shares of stock or other securities held by Elmer and Katharine Family Interests, L.P.; hereby ratifying and confirming all that said attorney-in-fact, or her substitute or substitutes, may do or cause to be done by virtue hereof. This power of attorney is effective on the date signed below and for a period of five (5) years thereafter.

DATED:   February 27, 1997.





                                            -----------------------------------
                                            William E. Nordstrom

                                  POWER OF ATTORNEY

         The undersigned person hereby constitutes and appoints Karen E. Purpur attorney-in-fact with the power of substitution for the undersigned in any and all capacities, to sign and file any and all forms, schedules, statements and other documents required to be filed by the undersigned with the Securities and Exchange Commission with respect to any shares of stock or other securities held by Elmer and Katharine Family Interests, L.P.; hereby ratifying and confirming all that said attorney-in-fact, or her substitute or substitutes, may do or cause to be done by virtue hereof. This power of attorney is effective on the date signed below and for a period of five (5) years thereafter.

DATED:   February 27, 1997.





                                            -----------------------------------
                                            John N. Nordstrom

                                  POWER OF ATTORNEY

         The undersigned person hereby constitutes and appoints Karen E. Purpur attorney-in-fact with the power of substitution for the undersigned in any and all capacities, to sign and file any and all forms, schedules, statements and other documents required to be filed by the undersigned with the Securities and Exchange Commission with respect to any shares of stock or other securities held by Elmer and Katharine Family Interests, L.P.; hereby ratifying and confirming all that said attorney-in-fact, or her substitute or substitutes, may do or cause to be done by virtue hereof. This power of attorney is effective on the date signed below and for a period of five (5) years thereafter.

DATED:   February 27, 1997.






                                            -----------------------------------
                                            Sally B. Nordstrom

                                  POWER OF ATTORNEY

         The undersigned person hereby constitutes and appoints Karen E. Purpur attorney-in-fact with the power of substitution for the undersigned in any and all capacities, to sign and file any and all forms, schedules, statements and other documents required to be filed by the undersigned with the Securities and Exchange Commission with respect to any shares of stock or other securities held by Elmer and Katharine Family Interests, L.P.; hereby ratifying and confirming all that said attorney-in-fact, or her substitute or substitutes, may do or cause to be done by virtue hereof. This power of attorney is effective on the date signed below and for a period of five (5) years thereafter.

DATED:   February 27, 1997.





                                            -----------------------------------
                                            James A. Nordstrom